Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

August 12, 2009

ALLIANCE ONE INTERNATIONAL, INC. ANNOUNCES $75 MILLION SENIOR NOTES OFFERING

MORRISVILLE, N.C. – (August 12, 2009) – Alliance One International, Inc. (NYSE:AOI) (“Alliance One” or the “Company”) today announced its intention to offer, subject to market and other conditions, $75 million in aggregate principal amount of its 10% Senior Notes due 2016 (the “notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act.  The notes will form a part of the same series as Alliance One’s outstanding 10% Senior Notes due 2016 (the “Initial Senior Notes”) issued on July 2, 2009.  Upon completion of this offering, the aggregate principal amount of outstanding notes of this series would be $645,000,000.

Alliance One intends to use the net proceeds of this offering to repay outstanding borrowings under certain short-term seasonal lines of credit from foreign financing sources which mature over the next two to ten months and bear interest at annual rates ranging from approximately 10.30% to 11.25%.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, the Initial Senior Notes or any other securities.  Any offers of the notes will be made only by means of a private offering circular.  The notes are not being registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration under the Securities Act or an applicable exemption from such registration requirements.

About Alliance One

Alliance One is a leading independent leaf tobacco merchant serving the world’s large multinational cigarette manufacturers.

Forward-Looking Statements

This press release contains forward-looking statements.  Actual results may differ materially from those reflected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, filed on June 8, 2009, and its Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed on August 4, 2009.